EXHIBIT 4.26

FIFTH SUPPLEMENTAL INDENTURE

    FIFTH SUPPLEMENTAL INDENTURE dated as of December 5, 2001, by and among McNaughton Apparel Group Inc., a Delaware corporation (the "Company"), Norton McNaughton of Squire, Inc., a New York corporation, Miss Erika, Inc., a Delaware corporation, McNaughton Apparel Holdings Inc., a South Carolina corporation, and Jeri-Jo Knitwear, Inc., a Delaware corporation (collectively, the "Guarantors"), and United States Trust Company of New York, a New York banking corporation, as trustee (the "Trustee").

    WHEREAS, the Company, the Guarantors and the Trustee have entered into an Indenture dated as of June 18, 1998, as amended and supplemented from time to time (the "Indenture"), pursuant to which the Company issued $125 million aggregate principal amount of its 12-1/2% Senior Securities due 2005, Series B (the "Securities");

    WHEREAS, Section 9.2 of the Indenture provides that the Company, the Guarantors and the Trustee may amend the Indenture with the consent of the Holders of at least a majority in outstanding principal amount of the Securities;

    WHEREAS, the Company desires to amend certain provisions of the Indenture and of the Securities, as set forth in Article I hereof;

    WHEREAS, the Holders of all of the outstanding principal amount of the Securities have consented to the amendments effected by this Fifth Supplemental Indenture;

    WHEREAS, all things necessary to make this Fifth Supplemental Indenture a valid agreement, in accordance with the terms of the Indenture, have been done.

    NOW, THEREFORE, this Fifth Supplemental Indenture witnesseth that, for and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE I.
AMENDMENTS TO INDENTURE AND ADDITIONAL PROVISIONS

     SECTION 1.01    Amendment to Definitions. Section 1.1 of the Indenture is hereby amended by deleting the definition of "Maturity Date" in its entirety and by substituting therefor the following:

        "'Maturity Date' means December 7, 2001."

ARTICLE II.
MISCELLANEOUS

    SECTION 2.01    Instruments To Be Read Together. This Fifth Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Fifth Supplemental Indenture shall henceforth be read together.

    SECTION 2.02    Confirmation. The Indenture as amended and supplemented by this Fifth Supplemental Indenture is in all respects confirmed and preserved.

    SECTION 2.03    Definitions. Capitalized terms used in this Fifth Supplemental Indenture and not otherwise defined herein shall have the respective meanings set forth in the Indenture. Any defined terms present in the Indenture, but no longer used as a result of the amendments made by this Fifth Supplemental Indenture shall be eliminated.

    SECTION 2.04     Headings. The headings of the Articles and Sections of this Fifth Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

    SECTION 2.05    Governing Law. The laws of the State of New York shall govern this Fifth Supplemental Indenture.

    SECTION 2.06    Counterparts. This Fifth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

    SECTION 2.07    Effectiveness. The provisions of this Fifth Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of Section 9.2 of the Indenture.

    SECTION 2.08     Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this Fifth Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.

    SECTION 2.09    Responsibility of Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Fifth Supplemental Indenture.

    IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed, all as of the date first written above.

MCNAUGHTON APPAREL GROUP INC.

By: /s/ Amanda J. Bokman
Name: Amanda J. Bokman
Title: Chief Financial Officer, Vice President, Treasurer and Secretary

NORTON MCNAUGHTON OF SQUIRE, INC.

By: /s/ Amanda J. Bokman
Name: Amanda J. Bokman
Title: Chief Financial Officer, Vice President, Treasurer and Secretary

MISS ERIKA, INC.

By: /s/ Amanda J. Bokman
Name: Amanda J. Bokman
Title: Chief Financial Officer, Vice President, Treasurer and Secretary

JERI-JO KNITWEAR, INC.

By: /s/ Amanda J. Bokman
Name: Amanda J. Bokman
Title: Chief Financial Officer, Vice President, Treasurer and Secretary

MCNAUGHTON APPAREL HOLDINGS INC.

By: /s/ Amanda J. Bokman
Name: Amanda J. Bokman
Title: Chief Financial Officer, Treasurer and Secretary

UNITED STATES TRUST COMPANY OF NEW YORK, as Trustee

By: /s/ Louis P. Young
Name: Louis P. Young
Title: Vice President

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